Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 20, 2017 (except for Note 12, as to which the date is April 24, 2017), in the Registration Statement (Form S-1 No. 333-219325) and related Prospectus of Floor & Decor Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 20, 2017